Exhibit 99.1

NEWS RELEASE
Corporate Headquarters 96 South George Street York, Pennsylvania 17401 U.S.A. www.glatfelter.com

For Immediate Release	Contacts:
	Investors:	Media:
	Samuel L. Hillard	Eileen L. Beck
	(717) 225-2743	(717) 225-2793

GLATFELTER REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

~Significant cash generated by settlement of qualified pension plan~

~Announces plan to relocate corporate headquarters to Charlotte, North Carolina~

YORK, Pennsylvania – February 6, 2020 – Glatfelter (NYSE: GLT), a leading global supplier of engineered materials, today reported its results for the fourth quarter of 2019.  Due to the divestiture of the Specialty Papers business in October 2018, its results are classified as discontinued operations for all periods presented in this release. During the quarter, the Company recorded a non-cash $75.3 million pre-tax charge in connection with the termination and settlement of the qualified pension plan.  The Company’s fourth quarter 2019 and 2018 results are summarized in the following table:

	Three months ended December 31
	2019		2018
In thousands, except per share	Amount	EPS	Amount	EPS

Net loss	$(44,882)	$(1.01)	$(80,092)	$(1.83)
Loss from continuing operations	(44,750)	(1.01)	(3,289)	(0.08)
Adjusted earnings from continuing operations	7,684	0.17	1,448	0.03

On an adjusted basis, earnings from continuing operations for the fourth quarter of 2019 were $7.7 million, or $0.17 per share, compared with $1.4 million, or $0.03 per share, for the same period a year ago.  Adjusted earnings is a non-GAAP financial measure for which a reconciliation to the nearest GAAP-based measure is provided within this release.

Consolidated net sales totaled $231.0 million and $229.5 million for the three months ended December 31, 2019 and 2018, respectively.  On a constant currency basis, Airlaid Materials’ net sales increased by 1.7% and Composite Fibers’ net sales increased by 3.4%.

“Glatfelter continued to deliver solid performance in the fourth quarter and closed a remarkable year as we took several important steps toward transforming to a higher-margin, growth-oriented engineered materials company,” said Dante C. Parrini, Chairman and Chief Executive Officer. “This was a breakthrough year for our Airlaid Materials segment, delivering record EBITDA from increased shipments of 11% within its legacy business, above the targeted range, and reporting full-year operating profit from our Steinfurt acquisition at the high end of the projected range. We made major improvements to our corporate cost base and reduced interest expense by restructuring our debt.  In addition, we settled our legacy qualified pension liabilities and terminated the plan, creating the ability to revert surplus cash to the company, further improving our financial flexibility through a substantial reduction in leverage.”

“In Composite Fibers, we are pleased to see meaningful improvement in operating profit of 51% during the fourth quarter compared to the prior year despite market conditions putting pressure on our performance throughout the year.  This quarter’s improvement was due to ongoing cost reduction efforts and a recovery in volumes with growth of 2%, primarily from technical specialties and food and beverage products. In Airlaid Materials, shipments improved by 6% during the quarter compared to last year based on continued strong demand for adult incontinence and table top products.”

Mr. Parrini concluded, “We made substantial progress on our ongoing business transformation in 2019, with more to accomplish in 2020. Coming off a record year for Airlaid Materials, we expect the segment to grow in line with market levels. In Composite Fibers, we started 2020 by announcing a restructuring of our Gernsbach, Germany facility, including the discontinuation of its Metalized production, which will now be concentrated in the Caerphilly, UK facility.  We took these necessary steps for Glatfelter to remain

Glatfelter Reports Fourth Quarter and Full Year 2019 Results	page 2

competitive as we continue to optimize our manufacturing footprint.  Ultimately, the combined actions we have taken across the enterprise to achieve a more growth-driven portfolio, leaner cost structure and new operating model have created significant shareholder value and positioned us well for continued success.”

Corporate Headquarters Relocation

Glatfelter plans to relocate the Company’s corporate headquarters from York, Pennsylvania, to Charlotte, North Carolina, in mid-2020. Following the sale of the Specialty Papers business in 2018, Glatfelter no longer has any manufacturing presence in York and reduced its Pennsylvania workforce by over 90%.

Mr. Parrini said, “Our decision to move Glatfelter’s headquarters to a larger metropolitan area is another important step in our ongoing transformation. Charlotte provides enhanced access to a larger pool of critical resources and talent for future growth, and the Carolinas are a leading hub for the broader nonwovens industry. Additionally, being near a premier airport like Charlotte Douglas International allows for easier and more efficient business travel. Since the Company’s founding, Glatfelter has had a long and rich tradition in York County and benefitted from the positive impact on our history, culture and people.  We also value the strong relationships we have built with our local communities and business partners over the years and will continue to operate a satellite office in York to facilitate a more thoughtful and planned transition to our new headquarters.”

Fourth Quarter Results

The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Three months ended December 31
	2019		2018
In thousands, except per share	Amount	EPS	Amount	EPS

Net loss	$(44,882)	$(1.01)	$(80,092)	$(1.83)
Exclude: Loss from discontinued operations, net of tax	132	—	76,803	1.75
Loss from continuing operations	(44,750)	(1.01)	(3,289)	(0.08)
Adjustments (pre-tax)
Pension settlement charge	75,326		—
Cost optimization actions	940		440
Strategic initiatives	—		5,045
Airlaid capacity expansion costs	—		1,500
Timberland sales and related costs	(458)		(1,296)
Total adjustments (pre-tax)	75,808		5,689
Income taxes (1)	(23,374)		197
U.S. Tax Reform	—		(1,149)
Total after-tax adjustments	52,434	1.19	4,737	0.11
Adjusted earnings from continuing operations	$7,684	$0.17	$1,448	$0.03

(1)

Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated and the related $3.3 million decrease in our valuation allowance related to the termination of our qualified pension plan.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

A description of each of the adjustments presented above is included later in this release.

Composite Fibers

	Three months ended December 31
Dollars in thousands	2019	2018	Change

Tons shipped (metric)	34,027	33,338	689	2.1%
Net sales	$132,665	$131,163	$1,502	1.1%
Operating income	12,422	8,248	4,174	50.6%
Operating margin	9.4%	6.3%

Glatfelter Reports Fourth Quarter and Full Year 2019 Results	page 3

Composite Fibers’ net sales increased $1.5 million compared to the year-ago fourth quarter primarily driven by a 2.1% shipping volume increase, but partially offset by $3.0 million unfavorable currency translation.

Composite Fibers’ fourth quarter of 2019 operating income of $12.4 million was $4.2 million higher when compared to the fourth quarter of 2018.  Higher shipping volumes and selling prices were favorable by $0.5 million and $0.3 million, respectively.  Raw material and energy prices were $4.0 million lower.  Operating costs were $1.7 million unfavorable primarily driven by higher labor rates.  Currency favorably impacted results by $1.1 million compared to the year ago quarter reflecting hedging instruments that matured, more than offsetting the impact of the lower Euro translation rate.

Airlaid Materials

	Three months ended December 31
Dollars in thousands	2019	2018	Change

Tons shipped (metric)	34,470	32,397	2,073	6.4%
Net sales	$98,328	$98,316	$12	—
Operating income	9,143	9,667	(524)	(5.4)%
Operating margin	9.3%	9.8%

Airlaid Materials’ net sales were in line with the fourth quarter of the prior year.  Shipping volumes increased 6.4% compared to the prior year quarter and selling prices were $4.3 million lower, reflecting the contractual pass-through of lower raw material prices. Currency translation was $1.7 million unfavorable.

Airlaid Materials’ fourth quarter of 2019 operating income of $9.1 million was $0.5 million lower when compared to the fourth quarter of 2018.  Higher shipping volumes contributed $0.3 million while lower raw material and energy prices of $4.6 million more than offset price declines, adding net $0.3 million.  Operations were $1.5 million unfavorable driven by production mix and overall manufacturing performance in our Falkenhagen, Germany facility.  Currency translation was $0.3 million favorable.

Other Financial Information

The amount of “Other and Unallocated” operating expense in the table of Segment Financial Information totaled $7.9 million in the fourth quarter of 2019 compared with $15.7 million in the fourth quarter of 2018.  Excluding the items identified to present “adjusted earnings,” unallocated expenses for the fourth quarter of 2019 declined $2.5 million compared to the fourth quarter of 2018, primarily reflecting the impact of corporate cost reduction initiatives following the divestiture of the Specialty Papers business.

The Company recorded a $75.3 million non-cash pension settlement charge in connection with the settlement of all obligations under its qualified pension plan.  During the quarter, the obligations were settled either through lump-sum payments using pension assets or the sale of liabilities to a third party in exchange for assets from the pension trust.  As of December 31, 2019, approximately $53.4 million remains in the trust and is included in cash and cash equivalents in the Company’s consolidated balance sheet. In 2020, after a portion of the pension assets are used to establish an account to fund 401(k) contributions for the next 7 years and pay excise taxes and fees, approximately $32 million will be reverted back to the Company and available for unrestricted general use.

Net interest expense totaled $1.7 million in the fourth quarter of 2019 compared with $4.0 million in the same quarter of 2018, reflecting the $6.8 million full-year 2019 savings generated from the Company’s debt refinancing completed in early 2019.

In the fourth quarter of 2019, the Company recorded an income tax benefit of $19.9 million on a loss from continuing operations of $64.6 million.  On adjusted pre-tax income of $11.2 million, income tax expense was $3.5 million in the fourth quarter of 2019.  The comparable amounts in the same quarter of 2018 were $3.1 million and $1.6 million, respectively.  The fourth quarter 2019 tax rate benefited by approximately $3.0 million due to the completion of tax audits and the release of certain state valuation allowances.

Glatfelter Reports Fourth Quarter and Full Year 2019 Results	page 4

Full Year Results

The following table sets forth a reconciliation of results on a GAAP basis to an adjusted earnings basis, a non-GAAP measure:

	Year ended December 31
	2019		2018
In thousands, except per share	Amount	EPS	Amount	EPS

Net loss	$(21,541)	$(0.49)	$(177,604)	$(4.06)
Exclude: (Income) loss from discontinued operations, net of tax	(3,670)	(0.08)	177,156	4.05
Loss from continuing operations	(25,211)	(0.57)	(448)	(0.01)
Adjustments (pre-tax)
Pension settlement charge	75,326		—
Cost optimization actions	8,583		440
Airlaid capacity expansion costs	1,014		7,072
Debt refinancing	992		—
Strategic initiatives (1)	249		5,898
Fox River environmental matter	(2,509)		—
Timberland sales and related costs	(1,572)		(3,225)
Total adjustments (pre-tax)	82,083		10,185
Income taxes (2)	(23,722)		6
U.S. Tax Reform	—		(545)
Total after-tax adjustments	58,361	1.32	9,646	0.22
Adjusted earnings from continuing operations	$33,150	$0.75	$9,198	$0.21
(1)	The amount for 2018 includes approximately $2.9 million of foreign currency gains associated with financing for the Steinfurt acquisition.
(2)

Tax effect on adjustments calculated based on the incremental effective tax rate of the jurisdiction in which each adjustment originated and the related $3.0 million decrease in our valuation allowance related to the termination of our qualified pension plan.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

A description of each of the adjustments presented above is included later in this release.

Balance Sheet and Other Information

Cash and cash equivalents totaled $126.2 million as of December 31, 2019, and net debt was $233.7 million compared with $269.1 million at the end of 2018.  Net Leverage at December 31, 2019 was 2.2 times compared with 3.0 times at December 31, 2018.  (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures during the full year 2019 and 2018 totaled $27.8 million and $42.1 million, respectively.  Adjusted free cash flow for 2019 was $21.7 million compared with a use of $(34.6) million in 2018.  (Refer to the calculation of this measure provided in the tables at the end of this release.)

Discontinued Operations

On October 31, 2018, we completed the previously announced sale of our Specialty Papers business unit on a cash-free and debt-free basis to Pixelle Specialty Solutions LLC, an affiliate of Lindsay Goldberg for $360 million.

The results of operations for our Specialty Papers business unit have been classified as discontinued operations for all periods presented in the consolidated statements of income.

Glatfelter Reports Fourth Quarter and Full Year 2019 Results	page 5

Conference Call

As previously announced, the Company will hold a conference call today at 11:00 a.m. (Eastern) to discuss its fourth quarter results.  The Company will make available on its Investor Relations website this quarter’s earnings release and an accompanying financial presentation which includes significant financial information to be discussed on the conference call including the Company’s outlook pertaining to financial performance.  Information related to the conference call is as follows:

What:	Glatfelter’s 4th Quarter 2019 Earnings Release Conference Call

When:	Thursday, February 6, 2020, 11:00 a.m. (ET)

Number:	US dial 888.335.5539

International dial 973.582.2857

Conference ID:	5177779

Webcast:	http://www.glatfelter.com/about_us/investor_relations/webcast.aspx

Rebroadcast Dates:	February 6, 2020, 2:00 p.m. through February 20, 2020, 11:59 p.m.

Rebroadcast Number:	Within US dial 855.859.2056

International dial 404.537.3406

Conference ID:	5177779

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register and ensure any necessary audio software is installed.

Glatfelter Reports Fourth Quarter and Full Year 2019 Results	page 6

P. H. Glatfelter Company and subsidiaries

Consolidated Statements of Income

(unaudited)

	Three months ended December 31		Year ended December 31
In thousands, except per share	2019	2018	2019	2018
Net sales	$230,972	$229,480	$927,673	$866,286
Costs of products sold	194,568	198,806	780,131	735,879
Gross profit	36,404	30,674	147,542	130,407
Selling, general and administrative expenses	23,824	29,806	94,967	111,721
Gains on dispositions of plant, equipment and timberlands, net	(1,008)	(1,317)	(2,335)	(3,256)
Operating income	13,588	2,185	54,910	21,942
Non-operating income (expense)
Interest expense	(1,895)	(4,372)	(10,408)	(15,609)
Interest income	192	332	1,123	559
Other, net	(76,531)	(748)	(80,078)	383
Total non-operating expense	(78,234)	(4,788)	(89,363)	(14,667)
Income (loss) from continuing operations before income taxes	(64,646)	(2,603)	(34,453)	7,275
Income tax provision (benefit)	(19,896)	686	(9,242)	7,723
Loss from continuing operations	(44,750)	(3,289)	(25,211)	(448)

Discontinued operations:
Income (loss) before income taxes	(7)	(78,528)	1,284	(207,242)
Income tax provision (benefit)	125	(1,725)	(2,386)	(30,086)
Income (loss) from discontinued operations	(132)	(76,803)	3,670	(177,156)
Net loss	$(44,882)	$(80,092)	$(21,541)	$(177,604)

Basic loss per share
Loss from continuing operations	$(1.01)	$(0.08)	$(0.57)	$(0.01)
Income (loss) from discontinued operations	-	(1.75)	0.08	(4.05)
Basic loss per share	$(1.01)	$(1.83)	$(0.49)	$(4.06)

Diluted loss per share
Loss from continuing operations	$(1.01)	$(0.08)	$(0.57)	$(0.01)
Income (loss) from discontinued operations	-	(1.75)	0.08	(4.05)
Diluted loss per share	$(1.01)	$(1.83)	$(0.49)	$(4.06)

Cash dividend declared per common share	$0.13	$0.13	$0.52	$0.52

Weighted average shares outstanding
Basic	44,189	43,809	44,132	43,768
Diluted	44,189	43,809	44,132	43,768

Glatfelter Reports Fourth Quarter and Full Year 2019 Results	page 7

Segment Financial Information

(unaudited)

Three months ended December 31
Dollars in millions	Composite Fibers		Airlaid Materials		Other and Unallocated		Total
	2019	2018	2019	2018	2019	2018	2019	2018
Net sales	$132.7	$131.2	$98.3	$98.3	$—	$—	$231.0	$229.5
Costs of products sold	110.0	112.7	84.3	84.5	0.3	1.6	194.6	198.8
Gross profit (loss)	22.7	18.5	14.0	13.8	(0.3)	(1.6)	36.4	30.7
SG&A	10.3	10.3	4.9	4.1	8.6	15.4	23.8	29.8
Gains on dispositions of plant, equipment
and timberlands, net	—	—	—	—	(1.0)	(1.3)	(1.0)	(1.3)
Total operating income (loss)	12.4	8.2	9.1	9.7	(7.9)	(15.7)	13.6	2.2
Non operating expense	—	—	—	—	(78.2)	(4.8)	(78.2)	(4.8)
Income (loss) before income taxes	$12.4	$8.2	$9.1	$9.7	$(86.1)	$(20.5)	$(64.6)	$(2.6)

Supplementary Data
Metric tons sold (thousands)	34.0	33.3	34.5	32.4	—	—	68.5	65.7
Depreciation, depletion and amortization	$6.4	$6.6	$5.3	$5.2	$1.0	$1.0	$12.7	$12.8
Capital expenditures	3.3	4.7	5.8	4.1	0.6	1.2	9.7	10.0

Year ended December 31
Dollars in millions	Composite Fibers		Airlaid Materials		Other and Unallocated		Total
	2019	2018	2019	2018	2019	2018	2019	2018
Net sales	$521.7	$554.9	$406.0	$311.4	$—	$—	$927.7	$866.3
Costs of products sold	432.2	462.3	346.6	269.3	1.3	4.3	780.1	735.9
Gross profit (loss)	89.5	92.6	59.4	42.1	(1.3)	(4.3)	147.6	130.4
SG&A	41.6	44.2	18.3	12.2	35.1	55.3	95.0	111.7
Gains on dispositions of plant, equipment
and timberlands, net	—	—	—	—	(2.3)	(3.3)	(2.3)	(3.3)
Total operating income (loss)	47.9	48.4	41.1	29.9	(34.1)	(56.3)	54.9	21.9
Non operating expense	—	—	—	—	(89.4)	(14.7)	(89.4)	(14.7)
Income (loss) before income taxes	$47.9	$48.4	$41.1	$29.9	$(123.5)	$(71.0)	$(34.5)	$7.3

Supplementary Data
Metric tons sold (thousands)	133.5	143.8	137.6	104.8	—	—	271.1	248.6
Depreciation, depletion and amortization	$26.2	$28.3	$21.1	$14.9	$3.5	$4.3	$50.8	$47.5
Capital expenditures	12.0	15.7	13.7	21.6	2.1	4.8	27.8	42.1

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information

(unaudited)

	Year ended December 31
In thousands	2019	2018

Cash Flow Data
Cash from continuing operations provided (used) by:
Operating activities	$102,835	$(5,952)
Investing activities	(27,113)	(217,640)
Financing activities	(72,774)	(91,426)

Depreciation, depletion and amortization	50,820	47,525
Capital expenditures	27,765	42,129

	December 31	December 31
	2019	2018
Balance Sheet Data
Cash and cash equivalents	$126,201	$142,685
Total assets	1,283,794	1,339,754
Total debt	359,859	411,747
Shareholders’ equity	555,959	538,898

Glatfelter Reports Fourth Quarter and Full Year 2019 Results	page 8

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a measure of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure.  The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP.  Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consist of the production and sale of composite fibers papers and airlaid non-woven materials.  Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods and established business plans.  For purposes of determining adjusted earnings, the following items are excluded:

•

Pension settlement charge. This adjustment reflects a charge recorded in connection with the Company’s termination of its qualified pension plan and the related actions to settle all obligations to the plan’s participants.  Since the pension plan was fully funded, this action did not require the use of the Company’s cash, but instead was accomplished with plan assets.

•

Cost optimization actions. These adjustments reflect charges incurred in connection with initiatives to optimize the cost structure of the Company including costs related to the organizational change to a functional operating model.  The costs are primarily related to executive separation, other headcount reductions, professional fees, asset write-offs and certain contract termination costs. These adjustments, which have occurred at various times in the past, are irregular in timing and relate to specific identified programs to reduce or optimize the cost structure of a particular operating segment or the corporate function.

•

Strategic initiatives. These adjustments primarily reflect professional and legal fees incurred directly related to evaluating and executing certain strategic initiatives including costs associated with acquisitions and the related integration, and, in 2018, a currency translation gain on acquisition financing.

•

Airlaid capacity expansion. These adjustments reflect non-capitalized, one-time costs incurred related to the start-up of a new airlaid production facility in Fort Smith, Arkansas and implementation of a new business system.

•	Debt refinancing costs. Represents a charge to write-off unamortized debt issuance costs in connection with the redemption of the Company’s $250 million, 5.375% Notes.
•

Fox River environmental matter. This adjustment excludes a gain and reflects a decrease in the Company’s overall reserve included in income for the Fox River matter primarily due to the resolution of the litigation in the first quarter of 2019.

•

Timberland sales and related costs. These adjustments exclude gains from the sales of timberlands as these items are not considered to be part of our core business, ongoing results of operations or cash flows.  These adjustments are irregular in timing and amount and may significantly impact our operating results.

•

U.S. Tax Reform. These adjustments reflect amounts estimating the impact of the Tax Cuts and Jobs Act (“TCJA”) which was signed into law on December 22, 2017.  The TCJA includes, among many provisions, a tax on the mandatory repatriation of earnings of the Company’s non-U.S. subsidiaries and a change in the corporate tax rate from 35% to 21%.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period.  However, non-GAAP adjusted earnings provide a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period.  Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Glatfelter Reports Fourth Quarter and Full Year 2019 Results	page 9

Calculation of Adjusted Free Cash Flow	Year ended December 31
In thousands	2019	2018

Cash from operations	$102,835	$(5,952)
Less: Cash from pension settlement	(53,401)	—
Less: Capital expenditures	(27,765)	(42,129)
Add back: Airlaid capacity expansion	—	13,468
Adjusted free cash flow	$21,669	$(34,613)

Net Debt	December 31	December 31
In thousands	2019	2018

Current portion of long-term debt	$22,940	$10,785
Long term debt	336,919	400,962
Total	359,859	411,747
Less: Cash	(126,201)	(142,685)
Net Debt	$233,658	$269,062

EBITDA	Year ended December 31
In thousands	2019	2018

Net loss	$(21,541)	$(177,604)
Exclude: (Income) loss from discontinued operations, net of tax	(3,670)	177,156
Add back: Taxes on Continuing operations	(9,242)	7,723
Depreciation and amortization	50,820	47,525
Net interest expense	9,285	15,050
EBITDA	25,652	69,850
Include EBITDA - Steinfurt 2018 prior to acquisition	—	8,560
Adjustments:
Pension settlement charge	75,326	—
Cost optimization actions	8,583	440
Airlaid capacity expansion costs	1,014	7,072
Strategic initiatives	249	5,898
Fox River environmental matter	(2,509)	—
Timberland sales and related costs	(1,572)	(3,225)
Adjusted EBITDA	$106,743	$88,595

Leverage	Year ended December 31
In thousands	2019		2018

Net Debt	$233,658		$269,062
Divided by Adjusted EBITDA	106,743		88,595
Net leverage	2.2	x	3.0	x

Glatfelter Reports Fourth Quarter and Full Year 2019 Results	page 10

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, “targets”, and similar expressions to identify forward-looking statements.  Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to changes in industry, business, market, and economic conditions, demand for or pricing of its products, market growth rates and currency exchange rates.  In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements.  The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a leading global supplier of engineered materials.  The Company’s high-quality, innovative and customizable solutions are found in tea and single-serve coffee filtration, personal hygiene and packaging products as well as home improvement and industrial applications. Headquartered in York, PA, the Company’s annualized net sales approximate $925 million with customers in over 100 countries and approximately 2,600 employees worldwide.  Operations include eleven manufacturing facilities located in the United States, Canada, Germany, France, the United Kingdom and the Philippines.  Additional information about Glatfelter may be found at www.glatfelter.com.